EXHIBIT 99.1
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GMX RESOURCES INC.
FOR IMMEDIATE RELEASE

FOR ADDITIONAL INFORMATION CONTACT:

Ken L. Kenworthy, Sr.                                  Ken L. Kenworthy, Jr.
Executive V. P., CFO                                   President, CEO
405.600.0711 x16                                       405.600.0711 x11


           GMXR Updates Operations, 2004 Plans and Other Developments

OKLAHOMA CITY, OKLAHOMA, THURSDAY, MAY 6, 2004 GMX RESOURCES INC., NASDAQ NMS (NATIONAL MARKET SYSTEM) `GMXR', (WWW.GMXRESOURCES.COM)

JOINT VENTURE UPDATE:

 Ken L. Kenworthy, Jr., Chief Executive Officer, announces that "Penn Virginia Oil & Gas Corporation ("PVOG") our East Texas Joint Venture (JV) development partner, will accelerate drilling of four carried wells in AREA II in 2004 in addition to ongoing drilling in AREA I by adding another Cotton Valley (CV) rig as early as May 8, 2004. The new rig will begin drilling in AREA I for a few wells before moving to AREA II. GMXR could have interests ranging from 20% to 30% in 12 - 13 new wells producing in both Areas by yearend. Drilling will resume with one Cotton Valley rig unless the parties agree otherwise after the carried wells have been drilled. Additionally, GMXR has begun a search for a Cotton Valley rig for its own use in AREA III, where GMXR has a 100% interest. We have previously built twenty drilling pads, some drilling pits, water wells & some pipelines. Therefore, if we are able to obtain external financing, we could begin drilling immediately and at a significant savings of approximately $100,000 per well. It is our plan to continue drilling Cotton Valley wells on our 100% acreage subject to availability of financing and assuming drilling results are successful."

OPERATIONAL UPDATE:

2004 Company re-completions, commencing March 2004 made 44,000 mcfe, which is approximately 35,000 mcfe (40,700 mmbtu) net to GMXR, for new production in the month of April. Similar re-completions are planned over the next few months.

The first 2004 new joint venture well drilled by PVOG made 27,000 mcfe during April, which is approximately 4,400 mcfe (5,000 mmbtu) net to GMXR for new production in April. The second JV well has tested approximately 2,000 mcfgpd from its 1st fracture treatment. Further completion activities are planned on both wells in the next few weeks. The third JV well has encountered productive reservoirs and will reach total depth within the month.

First quarter of 2004 production is estimated at 212,000 mcfe or approximately 231,000 mmbtu. The 11% decline from the fourth quarter of 2003 is due to normal decline of production and a result of mechanical issues on one of the Company's best wells. The Company hopes to resolve the mechanical issues by the end of the 2nd quarter.

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BANKING UPDATE:

Ken L. Kenworthy, Sr., Chief Financial Officer, stated "The Company has received a formal commitment letter from a bank to refinance its existing bank debt through a reducing revolving line of credit with a maturity of June 1, 2007. The facility will also provide the funding to retire our $1 million subordinated debt taken earlier this year and reduce our interest cost. The Company is considering this proposal. Closing on the new facility, if accepted, is expected to be on or about June 1, 2004".

CHANGE OF INDEPENDENT AUDITORS:

The Audit Committee of the Board of Directors of the Company has approved the dismissal of KPMG LLP and approved Smith, Carney & Co., P.C., Oklahoma City, Oklahoma, as the Company's new independent auditor for the year 2004. Mr. Kenworthy, Sr. stated: "KPMG has been our independent auditor for three years and we have great respect for their abilities. The change to Smith Carney, who worked with the Company prior to our initial public offering in 2001, will enable us to achieve cost savings."

FINANCING PLANS:

The Company is continuing to explore various sources of financing to fund its proposed drilling activities for 2004, including potential additional private placements of equity securities or other sources. The Company's ability to accomplish its 2004 plans is dependent on its ability to obtain such financing.

FIRST QUARTER 2004 RESULTS AND CONFERENCE CALL

The Company plans to release its first quarter 2004 earnings results on Monday, May 17, 2004, followed by a conference call on Wednesday, May 19 at 3:00 p.m. Eastern time. We will announce where and how to access the conference call when we release 1st quarter results. You may submit questions to be addressed during the conference call by going to the GMX web site www.gmxresources.com and clicking on the Investors Relations link. Questions for the conference call must be submitted by Noon, May 19, 2004, to be considered for inclusion. An on-demand replay of the conference call will be available on the Company's web site for 30 days shortly after the call.

GMX RESOURCES INC. is an independent natural gas production company headquartered in Oklahoma City, Oklahoma. GMXR has 54 producing wells in Texas & Louisiana, 24 proved developed non-producing reservoirs, 48 proved undeveloped locations and several hundred other development locations. GMXR has 9,000 net acres on the Sabine Uplift of East Texas. GMXR has 7 producing wells in New Mexico. The Company's strategy is to significantly increase production, revenues and reinvest in increasing production. GMXR's goal is to grow and build shareholder value every day.

This press release includes certain statements that may be deemed to be "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the company expects, believes or anticipates will or may occur in the future are forward-looking statements. They include statements regarding the company's financing plans and objectives, drilling plans and objectives, related exploration and development costs, number and location of planned wells, reserve estimates and values, statements regarding the quality of the company's properties and potential reserve and production levels. These statements are based on certain assumptions and analysis made by the company in light of its experience and perception of historical trends, current conditions, expected future developments, and other factors it believes appropriate in the circumstances, including the assumption that there will be no material change in the operating environment for the company's properties. Such statements are subject to a number of risks, including but not limited to commodity price risks, drilling and production risks, risks related to weather and unforeseen events, governmental regulatory risks and other risks, many of which are beyond the control of the company. Reference is made to the company's reports filed with the Securities and Exchange Commission for a more detailed disclosure of the risks. For all these reasons, actual results or developments may differ materially from those projected in the forward-looking statements.


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